Exhibit 10.3

PROMISSORY NOTE

$1,625,000	Middleboro, Kentucky
October 1, 2008

Heartland, Inc., a Maryland corporation (the "Maker"), for value received, hereby promises to pay to Lee Holding Company LP, (the "Holder"), the principal sum of  One Million Six Hundred Twenty Five Thousand ($1,625,000) (the “Principal”) Dollars in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Beginning on November 1, 2008, and continuing on the 1st day of each month thereafter until paid in full, a monthly installment of $13,709.22 shall be due and payable, which shall be applied first to all accrued but unpaid interest on this Note, and the remainder will be applied to the outstanding principal amount then due  Maker further promises to pay interest on the unpaid principal balance hereof at the rate of eight percent (8%) per annum, principal and interest on the outstanding balance to be paid annually.  Interest shall be calculated on the basis of a 360 day year and actual days elapsed.  In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Kentucky.

This Note can be prepaid in whole or in part at any time without the consent of the Holder provided that Maker shall pay all accrued interest on the principal so prepaid to date of such prepayment.

The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

a.  Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

b.  Admission in writing of the Maker's inability to pay its debts as they mature;

c.  General assignment by the Maker for the benefit of creditors;

d.  Filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

e.  Entering against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within 60 days; or

f.   Default in the payment of the principal or accrued interest on this Note, when and as the same shall become due and payable, whether by acceleration or otherwise, which such default has not been cured within ten (10) of the Holder notifying the Maker in writing of such default.

If default is made in the payment of this Note on the date on which all principal and accrued interest on the Note shall become due and payable pursuant to the terms hereof, whether by scheduled maturity or by acceleration, and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees to pay to the owner and holder of this Note a reasonable amount as attorney's or collection fees.

Maker shall pay a late charge (the “Late Charge”) of 5% of the amount then due if any payment in whole or in part due under this Note is not received by Holder within 10 days after its due date. The late payment charge shall be payable to Holder on demand, or if demand is not made, then on the due date of the next payment under this Note. A similar late charge may be imposed for each successive 30-day period during which all or any portion of such payment remains delinquent. Such late charge shall be in addition to, and not in lieu of, any other right or remedy Holder may have, including the right to receive principal and interest and to reimbursement of costs and expenses.

All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.  The obligation of Maker to pay the amounts due under this Note are absolute and the Maker shall have no rights to set-off, counterclaim or deduction.

As an inducement for the Holder to enter into that certain Stock Purchase Agreement with the Maker and to secure the complete and timely payment, performance and discharge in full, as the case may be, of this Note, the Maker hereby, unconditionally and irrevocably, pledges, grants and hypothecates to the Holder, a continuing security interest in, a continuing lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Maker’s right, title and interest of whatsoever kind and nature in and to assets of the Maker, except that such security interest will be subject to the secured interest of Choice Financial Bank.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged.

This Note shall be governed by and construed in accordance with the laws of the State of Kentucky and shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holder, its successors, endorsees and assigns.

The Maker hereby irrevocably consents to the jurisdiction of the courts located in London,  in the Commonwealth of Kentucky and the United States District Court for the Eastern District of Kentucky in connection with any action or proceeding arising out of or relating to this Note.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

HEARTLAND, INC.

By:	/s/
Name
Title

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